Exhibit 10.1

December 21, 2023

VIA EMAIL

Michael Graves

Dear Mike:

This agreement contains the terms of your position as Interim Principal Executive Officer of Eagle Pharmaceuticals, Inc. (the “Company”) and Interim Executive Chairman (the “Interim Executive Chair”) of the Board of Directors of the Company (the “Board”) with an effective date of November 27, 2023 (the “Effective Date”).

As Interim Executive Chair, you will report directly to the Board and will perform such duties, consistent with the Interim Executive Chair position, as will reasonably be assigned to you by the Board. This is intended to be a temporary position with an expected term of less than 12 months (the “Term”), though this is an at-will appointment and may be terminated sooner or extended, by mutual agreement. During the Term, you will remain a member of the Board, of which you were previously the Chair, and immediately following the Term you will return to your position as non-executive Chairman of the Board.

You will perform your services hereunder primarily from your home but agree to perform your services from the Company’s offices in New Jersey from time to time, in accordance with the needs of the business. You may be required to travel from time to time. You will be eligible for reimbursement of reasonable, necessary expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

During your Term as Interim Executive Chair, you will receive compensation at the rate of $110,000.00 per month (equivalent to annualized compensation of $1,320,000.00) which will be paid in accordance with the Company’s regular payroll practices. During the Term, you will not be eligible for participation in the Company’s executive bonus program, as the compensation set forth above is inclusive of a bonus. You will also not be eligible to participate in the Company’s severance plans. Even if you are eligible to participate in the Company’s health and welfare plans in accordance with the terms and eligibility criteria of such plans, you have disclosed that you do not intend to participate in the Company’s health and welfare plans given your existing coverage through other employment or self-employment. Your employment will be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion, but only to the extent that such policies and procedures are not inconsistent with the terms of this letter.

During the Term, you will not be eligible for compensation (either in the form of cash or equity) under the Company’s non-employee director compensation program. You have previously been granted one or more equity awards by the Company in connection with your service as a director, which grant(s) shall continue to vest during the Term and which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans.

Upon approval by the Board or authorized committee thereof, you will be granted a nonqualified stock option to purchase 293,000 shares of the Company’s common stock (the “Option”) under the Company’s 2014 Equity Incentive Plan (the “Plan”). The Option will have a per share exercise price equal to the Fair Market Value (as defined in the Plan) on the date of grant of the Option and shall vest and become exercisable in equal monthly installments over a one year period measured from the Effective Date, subject to your Continuous Service (as defined in the Plan, which for clarity includes your service as a non-employee member of the Board). The Option will accelerate vesting and exercisability in full upon your death or Disability (as defined in the Plan) or upon a Change in Control (as defined in the Plan) or in the event your employment as Interim Executive Chair is terminated by the Company without Cause (as defined in the Plan) within the three months prior to a Change in Control. The Option will be governed by the terms of the Plan and an associated stock option grant agreement.

The existing indemnification agreement (along with any applicable confidentiality or non-disclosure agreement) between you and the Company will continue to govern your service as Interim Executive Chair. You have disclosed to the Board that you currently serve as the Executive Chair of Nanocopoeia, Inc. and the parties acknowledge that such work does not conflict with or otherwise restrict your ability to become Interim Executive Chair of the Company and fulfill your duties to the Company in such capacity, and you may continue to hold such position during the Term. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the Company’s certificate of incorporation, bylaws, any applicable agreements and applicable law.

You acknowledge that as a result of your service on the Board and as Interim Executive Chair you have obtained and will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates. During and after the Term, you shall not use for your benefit or disclose confidential information, proprietary information, knowledge or data relating to or provided by the Company and its affiliates and you agree to execute the Company’s standard employee non-disclosure agreement upon the Company’s reasonable request.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter sets forth the terms of your service as Interim Executive Chair and supersedes any prior representations or agreements on this subject matter, whether written or oral. This letter will be construed and interpreted in accordance with the laws of the State of New Jersey. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company or an authorized director of the Board and by you.

We look forward to continue working with you in your new capacity.

Sincerely,

Eagle Pharmaceuticals, Inc.

By:	/s/ Robert Glenning
Robert Glenning
Chair of the Compensation Committee of the Board of Directors

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Michael Graves
Michael Graves